 EXHIBIT 99.1

FOR IMMEDIATE RELEASE: 14 November 2016

TAUTACHROME Inc. Announces timely resignations and reappointments of board members

ORO VALLEY, Ariz., Nov. 14, 2016 (GLOBE NEWSWIRE) Tautachrome, Inc. (OTC-PINK: TTCM) today announced the resignations of its Australian board members and their reappointment to board positions on Tautachrome’s wholly owned Australian subsidiaries Polybia Studios, Pty Ltd and PhotoSweep, Pty Ltd.

The Australian directors of Tautachrome, Inc. Micheal Nugent, Robert McClelland and Patrick Green have resigned from the board of directors and officer positions of Tautachrome Inc. effective today. Mr. McClelland and Mr. Green have been reappointed as directors of Tautachrome’s Australian subsidiaries Polybia Studios, Pty Ltd and PhotoSweep, Pty Ltd, to continue the development of those subsidiary companies, which appointments are also effective today. Mr. Nugent will assist in the transition period particularly with the Appquisitions work on foot and remains committed to Tautachrome should the need arise. Mr. Nugent is currently CEO of Novagen Ingenium, Inc. (PINK NOVZ) and wishes to devote more time and energy to Novagen’s engine development and related transport activity.

Under the joint board of directors Tautachrome realized an increase in market cap from $1million to an average of $50million with peaks of over $100million during the tenure of the mixed board.

“Bringing Tautachrome to the market with Dr. Leonard and his associates has been an exceptional experience and the time has now come where the Board of Directors needs to reflect the skill sets of Tautachrome’s primary business” said Micheal Nugent, former CEO and CAO. “Our background is primarily heavy engineering and given the importance of Tautachrome’s intellectual property, it is time for experts in that field to become the drivers”.

“From the moment of the merger on May 21, 2015 of the private company Click Evidence, Inc. (which was divested by Tautachrome Inc. on November 25, 2015) and the public company Roadships Holdings, Inc (RDSH) to form Tautachrome, Inc. the synergy among all the directors from both companies has been an amazing success,” Dr. Jon N Leonard, Tautachrome CEO said today, and continued to say “The business skills contributed by the Australian directors have been absolutely vital and essential to building the vibrant vision and technical presence of today’s Tautachrome.”

“As we now go forward with Tautachrome and its flagship KlickZie technology, working on mission critical areas and applying the correct skill sets at the correct time will set the foundation of our success,” Dr. Leonard added.

About Tautachrome, Inc.

Tautachrome, Inc. (OTC-PINK: TTCM) is an emerging growth company in the developing digital imagery technology sector.  Tautachrome is an Internet technology development company with operations in America and Australia. Tautachrome has revolutionary patents pending, including Talk-to-the-Picture social networking and trustable imagery-based interaction.

Safe Harbor Statement Statements made in this press release are forward-looking and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Risk factors that could cause actual results to differ materially from those projected in forward-looking statements include, but are not limited to, general business conditions, managing growth, and political and other business risks. All forward-looking statements are expressly qualified in their entirety by this paragraph and the risks and other factors detailed in Tautachrome's reports filed with the Securities and Exchange Commission. Tautachrome undertakes no duty to update these forward-looking statements.

Contact: Tautachrome, Inc.
Tel: +1 520 318 5578
Web: www.tautachrome.com